                                                                                                              EXHIBIT 12
                                                TYCO INTERNATIONAL LTD.
                                    Computation of Ratio of Earnings to Fixed Charges
                                                     (In thousands)



                                        Six Months
                                           Ended
                                         December                            Year Ended June 30,
                                                        -------------------------------------------------
                                            31,

                                           1995        1995       1994        1993       1992        1991
                                       -----------     ----       ----        ----       ----        ----

 Earnings:

 Net income before extraordinary
    item and cumulative effect of
    accounting changes                   $136,435    $216,593    $189,191    $94,458    $95,266    $117,485


 Income taxes                              96,787     168,285     138,999     84,837     45,884      84,307

                                      ------------ ----------   --------- -----------  ---------  ---------
                                          233,222     384,878     328,190    179,295    141,150     201,792
                                          -------    --------   ---------  ----------  ---------   --------
 Fixed charges:

 Interest expense (1)                      30,337      63,385      62,431     85,785     63,261      73,856

 Rentals (2)                               12,353      23,767      19,932     21,021     15,856      15,600

                                      ------------ ----------   ---------   --------  ----------  ---------
                                           42,690      87,152      82,363    106,806     79,117      89,456
                                        ---------   ---------   ---------  ---------  ---------   ---------
Earnings before income taxes and
  fixed charges                          $275,912    $472,030    $410,553   $286,101   $220,267    $291,248
                                         ========    ========    ========   ========   ========    ========

Ratio of earnings to fixed charges           6.46        5.42        4.98       2.68       2.78        3.26
                                         ========   =========   =========  =========  =========   =========

----------------------------------------

(1) Interest expense consists of interest on indebtedness and amortization of debt expense.

(2) One-third of net rental expense is deemed representative of the interest factor.